Exhibit 99.1

Sino Clean Energy, Inc. Receives Approval to List its Common Stock on The Nasdaq Global Market; New Trading Symbol "SCEI" Effective June 14, 2010

Companies: SINO CLEAN ENERGY

Press Release Source: Sino Clean Energy, Inc. On Friday June 11, 2010, 11:05 am EDT

XI'AN, China, June 11 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy, Inc. (OTC Bulletin Board:SCLX.ob - News) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced that the Company received approval by Nasdaq's Listing Qualifications Department to list its common stock on The Nasdaq Global Market. The Company anticipates that its common stock will commence trading on The Nasdaq Global Market on June 14, 2010 under the ticker symbol "SCEI." Until that time, the Company's common stock will continue to trade on the Over-the-Counter Bulletin Board under the symbol "SCLX."

Mr. Baowen Ren, Chairman of Sino Clean Energy, stated, "we believe that approval for listing on The NASDAQ Global Market provides the Company with valuable affirmation of Sino Clean Energy's strong operating performance and financial condition, as well as our favorable market position relative to China's growing demand for clean sources of energy such as CWSF. We believe that uplisting to Nasdaq will benefit our investors by enhancing our position in the financial markets, providing increased trading liquidity and increasing awareness among investors of the Company's significant growth potential."

Demand for CWSF is growing rapidly in China due to growing customer demand for clean and efficient sources of energy and to the government's mandate for reduced emissions through improved utilization of coal. CWSF increases burning efficiency and reduces air pollution, coal consumption and coal material costs for end users while generating attractive gross profit margins for energy producers.

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of CWSF. With locations in Shaanxi Province and Liaoning Province, Sino Clean Energy is the largest CWSF producer in Northwestern China with 850,000 metric tons of total annual capacity. For more information about Sino Clean Energy, please visit http://www.sinocei.net/ ..

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world, release and sales of new products and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact:

Company:

Ming Lee
Assistant to the Chairman
Tel:                 +86-29-8406-7376         +86-29-8406-7376 (China)
Email: marin_lm@163.com

Investor Relations:

HC International, Inc.
Ted Haberfield, Executive VP
Tel: +1-760-755-2716         +1-760-755-2716
Email:  thaberfield@hcinternational.net
Web:   http://www.hcinternational.net